EXHIBIT 5.1

Arnall Golden Gregory LLP

171 17th Street, NW, Suite 2100

Atlanta, Georgia 30363-1031

Telephone: (404) 873-8500

Facsimile: (404) 873-8501

June 26, 2025

Catheter Precision, Inc.

1670 Highway 160 West, Suite 205

Fort Mill, SC 29708

(973) 691-2000

Re:	Registration Statement on Form S-8

Ladies/Gentlemen:

This opinion is rendered in connection with the proposed registration by Catheter Precision, Inc., a Delaware corporation (the “Company”), of the offer and sale of up to an additional 3,989,305 shares of the Company’s common stock pursuant to the Catheter Precision, Inc. 2023 Equity Incentive Plan (the “Plan”), consisting of 1.4 million shares approved by the Company’s stockholders at a special meeting held on January 13, 2025 (the “Additional Shares”), a portion of which are subject to outstanding options granted in January 2025, 1,089,305 shares added to the Plan pursuant to the automatic adjustment provisions of Section 3(b) of the Plan as of the date hereof (the “Automatic Adjustment Shares”), up to 1,000,000 shares (the “Contingent Shares”) that may be issued in the future pursuant to automatic quarterly increases under the automatic adjustment provisions of Section 3(b) of the Plan during the period from June 26, 2025 to December 31, 2027, and 500,000 shares of Company common stock (the “Inducement Shares”) that may be issued to Philip Anderson pursuant to an inducement stock option grant dated January 6, 2025 (the “Inducement Stock Option”), in connection with his employment as the Company’s Chief Financial Officer. The Additional Shares, Automatic Adjustment Shares, Contingent Shares and Inducement Shares are referred to collectively herein as the “Shares”). We have acted as counsel for the Company in connection with the offer and sale, from time to time, of the Shares by the Company, upon the terms and conditions set forth in the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) with respect to the Shares, the Plan, the Inducement Stock Option, and the prospectuses related thereto, as applicable. We have acted as counsel for the Company in connection with the registration of the offer and sale of the Shares by the Company.

In rendering the opinion contained herein, we have relied in part upon examination of the Company’s corporate records, documents, certificates and other instruments and the examination of such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly and validly authorized and will be legally issued, fully paid and non-assessable (a) when issued in the manner contemplated by the terms of the Plan and the Inducement Stock Option, as applicable, and pursuant to a current prospectus in conformity with the Act, and (b) upon receipt by the Company of payment therefor (assuming that such payment at all times exceeds the par value thereof).

We consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Sincerely,
/s/ ARNALL GOLDEN GREGORY LLP
ARNALL GOLDEN GREGORY LLP